Exhibit 99.3
TRANSACTIONS WITH RELATED PARTIES
          We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of WCA Waste Corporation, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also intend to execute these agreements with our future executive officers and directors.
Business Combinations with Interested Stockholders
          In October 2009, Joseph E. LoConti, Daniel J. Clark, the Patricia A. Skoda Revocable Trust (the “Skoda Trust”), of which Patricia A. Skoda is trustee, purchased shares of our Common Stock from a former affiliate of WCA and reported such shares purchases collectively on a Schedule 13D pursuant to Rule 13d-1(k) of the Exchange Act. Messrs. LoConti and Clark, the Skoda Trust and Mrs. Skoda’s husband, Greg Skoda, are non-managing members of Live Earth LLC (“Live Earth”). On December 31, 2009, we acquired all of the equity interests of the four operating subsidiaries of Live Earth and certain of its assets. The consideration that we paid for the Live Earth acquisition consisted of $2,000,000 in cash, the repayment of $19.7 million of debt (which includes the use of $900,000 of working capital), the issuance of 3,555,556 shares of our Common Stock and the potential future issuance of up to 2,000,000 shares of common stock (the “Earn-Out Shares”) which are subject to certain earn-out provisions. The earn-out payments are based on the achievement of specified EBITDA targets with respect to the acquired business for any four consecutive fiscal quarters from January 1, 2010 to December 31, 2012 as described in the Live Earth acquisition agreement. If on or before December 31, 2012, the acquired business achieves $6.25 million in EBITDA for any four consecutive fiscal quarters, then 1,555,556 of the Earn-Out Shares will be issued subject to the terms of the Live Earth acquisition agreement. If on or before December 31, 2012, the acquired business achieves $7.0 million in EBITDA for any four consecutive fiscal quarters, then 444,444 of the Earn-Out Shares will be issued subject to the terms of the Agreement. Up to 777,778 of the Earn-Out Shares are issuable to Live Earth Funding LLC, in which Messrs. Clark and Skoda through his trust have an ownership interest.
          On October 25, 2009, prior to the transaction disclosed above Messrs. LoConti, Clark and Skoda entered into a letter agreement with WCA Waste Corporation with respect to their desire to enter into the transaction with one of our former affiliates, pursuant to which they, as a group, would become beneficial owners of more than 15% of the outstanding WCA Common Stock. The letter agreement approved the transaction solely for the purposes of Section 203(a)(1) of the Delaware General Corporation Law (the “DGCL”), in order to provide that the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL shall not apply to transactions between us and Messrs. LoConti, Clark and Skoda.
Stockholders’ Agreement
          In connection with the Live Earth acquisition, we entered into a Stockholders’ Agreement with Messrs. LoConti, Clark and Skoda and the Skoda Trust (collectively, the “Stockholders”) on January 15, 2010 (the “Stockholders’ Agreement”). The Stockholders’ Agreement provides that, unless approved by a majority of the members of the Board, the Stockholders will not, subject to certain exclusions, acquire more than 30% of any class of our voting securities (the “Maximum Ownership Limitation”) or sell or transfer shares of our common stock representing more than 10% of our common stock in any single transaction or series of related transactions to any person or entity. In addition, the Stockholders have agreed to vote their shares of our voting stock at all meetings of our stockholders and shall vote such shares in a manner recommended by the majority of the members of our Board.
          The obligations of the Stockholders under the Stockholders’ Agreement, other than the Maximum Ownership Limitation, terminate in the event that either Tom Fatjo, Jr. or Jerome M. Kruszka are no longer serving as our chief executive officer and president, respectively. In addition, the Stockholders’ Agreement will terminate on the earlier of (i) January 15, 2015 or (ii) the 180th day after the date on which the Messrs. LoConti, Clark and Skoda and the Skoda Trust collectively own voting securities representing less than 5% of the outstanding voting power represented by all of our voting securities then outstanding.

Performance Bonds
          Mr. LoConti, Mr. Clark and other members of Live Earth LLC and Live Earth Funding, LLC are members, officers or otherwise related to Evergreen Indemnity Company (“Evergreen”). Evergreen issues substantially all of the closure and post-closure bonds that provide the required financial assurance for WCA’s obligations with respect to our landfill and transfer station operations, as well as certain other financial assurance instruments such as performance bonds with respect to our municipal waste collection contracts. In connection therewith, WCA has paid the following amounts to Evergreen for the last two fiscal years: $1,359,000 for the year ended December 31, 2009 and $1,687,000 for the year ended December 31, 2010. Mr. Clark was not a member of our Board until January 2010. We have had a vendor relationship with Evergreen pre-dating Messrs. Clark and LoConti’s ownership of our common stock.
Policies and Procedures with Respect to Related Party Transactions
          While the Company has not adopted written procedures for review of, or written standards for approval of, related party transactions, the policies and procedures followed are evidenced by the Audit Committee charter, memoranda, and documentation of review and approvals of any such transactions.

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